EXHIBIT 99.2

Allied Nevada Initiates 2009 Exploration Program at Hycroft

June 17, 2009, Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) announces that the 2009 exploration program is underway at its wholly owned Hycroft gold mine, located near Winnemucca, Nevada. Drill results from the 2007/08 drill seasons, together with geophysical and geochemical surveys were incorporated into the 3D model in early 2009. This model has provided the geological team with a number of targets which will be the basis for drilling this year. The main goals of this drill campaign are to:

-	Improve the confidence level of measured, indicated and inferred resources of both oxide and sulfide mineralization
-	Collect more samples for ongoing metallurgical testing in support of determining the potential of the sulfide mineralization
-	Determine silver content in oxide and sulfide mineralization
-	Test the southern and western boundaries of known mineralization

One reverse circulation drill rig is being mobilized this week and a diamond drill rig is scheduled to be mobilized in mid-July with the program running until mid-December.

The 2008 drill campaign identified a gold/silver resource located in the Vortex zone, just south of the Brimstone oxide deposit. An inferred resource at a gold equivalent grade of 1.8 grams per tonne1 (“g/t”) had been calculated for the zone. Infill drilling of this zone and further exploration is targeted at improving the confidence level of the inferred resource and further expanding the mineralization envelope.

“The resumption of exploration activities at Hycroft is an important signal that we are continuing to develop the resource base at Hycroft. As we continue to review opportunities to increase production levels, it is imperative that we enhance the resource base to ensure it is a long life asset,” said Scott Caldwell, President & CEO of Allied Nevada.

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Consulting Inc., who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada.

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1  Gold equivalent grade is based on a gold price of $800 and a silver price of $12 for a 1:66.67 ratio of gold to silver. This is based on inferred resources of 61.97 million tonnes of material at a grade of 0.78 g/t gold and 48.08 million tonnes of material at a grade of 68.14 g/t silver. The tonnage variance between gold and silver mineralization is a result of no historical assays for silver. For additional information in respect of inferred resources, please refer to our technical report entitled "Technical Report - Allied Nevada Gold Corp. - Hycroft Mine, Winnemucca, Nevada, USA", dated May 15, 2009, which is available on SEDAR at www.sedar.com.

Warrant Redemption Update

To date, approximately 66% of the CDN$5.75 warrants, expiring July 16, 2009, have been redeemed. A majority of the proceeds from these warrants will be used to further the exploration and development programs at Hycroft.

About Allied Nevada

Allied Nevada is a Nevada based, North American focused gold mining and exploration company. Its mine, the Hycroft mine located near Winnemucca, Nevada, has been in operation since July 2008 and is expected to reach ‘steady-state’ production by mid-2009. At the Hycroft mine, exploration efforts in 2009 will be focused on identifying additional oxide ore reserves that can extend the mine life and continuing to assess the economic potential of the sulfide mineralization that has been identified. In addition to the Hycroft mine, the Company has six properties which have reported mineralized material and more than 100 other early stage exploration properties. On an ongoing basis, we evaluate our exploration portfolio to determine ways to increase the value of these properties.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the anticipated results of exploration drilling at Hycroft; the metallurgical testing and assay programs currently underway at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; results of evaluation of underlying sulfide mineralization at Hycroft; resource estimates; expectations regarding the life of the Hycroft mine;  and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors concerning estimates of Measured, Indicated and Inferred Resources: This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission (“SEC”) does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.